Exhibit 10.11

EXECUTION VERSION

DIGITAL ASSETS

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

INVESCO GALAXY ETHEREUM ETF TRUST

TABLE OF CONTENTS

1. DEFINITIONS	1

2. CUSTODIAL SERVICES	5

2.1 Appointment of Custodian	5
2.2 Accounts and Wallets	5
2.3 Supported Digital Assets	6
2.4 Customer Use of Accounts and Wallets	6
2.5 The New York Uniform Commercial Code	6

3. RECEIPT AND TRANSFER OF SUPPORTED DIGITAL ASSETS	7
3.1 Receipt, Transfer and Settlement	7
3.2 Authorized Counterparties	8

4. AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS	8
4.1 Authorized Persons	8
4.2 Instructions	8
4.3 BNY Actions Without Instructions	10
4.4 Funds Transfers	10
4.5 Electronic Access	10
4.6 Security; Access to Notices and Push Notifications	10
4.7 Information Security	11

5. USE OF AGENTS	13

6. BNY LIEN; SETOFF	13
6.1 BNY Lien; Further Assurances	13
6.2 Right of Setoff	13
6.3 Currency Conversion	14

7. STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA; Insurance	14
7.1 Statements	14
7.2 Books and Records	14
7.3 Insurance	15
7.4 Third Party Data	15
7.5 Investment of Cash	15

8. ANTI-MONEY LAUNDERING; SANCTIONS	15

9. COMPENSATION	17
9.1 Fees and Expenses	17
9.2 Other Compensation	18

10. REPRESENTATIONS, WARRANTIES, COVENANTS AND CUSTOMER ACKNOWLEDGEMENTS	18
10.1 BNY	18
10.2 Customer	18

11. LIABILITY	21
11.1 Standard of Care	21
11.2 Limitation of Liability	21
11.3 Force Majeure	24
11.4 Indemnification	25

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TABLE OF CONTENTS

(continued)

12. CONFIDENTIALITY	25

12.1 Confidentiality Obligations	25
12.2 Exceptions	26

13. TERM AND TERMINATION	27
13.1 Term	27
13.2 Termination	27
13.3 Effect of Termination	28
13.4 Survival	29

14. MISCELLANEOUS	29
14.1 Operating Procedures and Schedules	29
14.2 Amendment	29
14.3 Push Notifications	30
14.4 Assignment	30
14.5 Governing Law/Forum	31
14.6 Business Continuity/Disaster Recovery	31
14.7 Audit Rights	32
14.8 Mandatory Changes	33
14.9 Data Ownership	33
14.10 Service Level Agreements	33
14.11 Excluded Parties	33
14.12 Sovereign Immunity	33
14.13 Non-Fiduciary Status	34
14.14 Notices	34
14.15 Entire Agreement	34
14.16 No Third Party Beneficiaries	34
14.17 Counterparts	35
14.18 Interpretation	35
14.19 No Waiver	35
14.20 Headings	35
14.21 Severability	35

ii

DIGITAL ASSETS CUSTODY AGREEMENT

This Digital Asset Custody Agreement is made and entered into as of the latest date set forth on the signature page hereto (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a bank organized under the laws of the state of New York (“BNY”), and INVESCO GALAXY ETHEREUM ETF TRUST, a Delaware statutory trust (“Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its digital assets, and BNY is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below: “Account” or “Accounts” has the meaning set forth in Section 2.2(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity.

“Agreement” means, collectively, this Digital Assets Custody Agreement, any Schedules and Exhibits hereto, and any other documents incorporated herein by reference.

“Airdrop” means any Digital Asset Received at an Asset Address related to a Wallet, whether or not solicited by Customer, that (i) is not a Supported Digital Asset, (ii) is a Supported Digital Asset Received from a Person other than an Authorized Counterparty, or (iii) is a Supported Digital Asset Received without a prior Instruction of Customer as provided by Section 3.1(b)(ii) or as to which a prior Instruction of Customer was materially inaccurate (as determined in the sole discretion of BNY).

“Alternative Address” means, with respect to any Digital Asset, an Asset Address maintained with an Authorized Counterparty for the benefit of Customer to which, in the circumstances identified in Section 3.1(e), BNY may transfer such Digital Asset.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer .

“Asset Address” means, with respect to any Supported Digital Asset, (i) a public key address code maintained with BNY or an Authorized Counterparty and identified as a source or destination with respect to a transaction in such Digital Asset (in the case of a Supported Digital Asset in the manner specified by the applicable Supported Digital Asset Disclosure Schedule); and (ii) such other information as may be required by the Operating Procedures.

“Authorized Counterparty” means an Intermediary and related Asset Addresses, as may be approved from time to time by BNY. A list of Authorized Counterparties will be provided to Customer from time to time and/or will be posted on a website, the address of which is provided by BNY to Customer. BNY reserves the right to withdraw the approval of any Authorized Counterparty at any time as provided in Section 3.2(c).

“Authorized Person” has the meaning set forth in Section 4.1.

“BNY” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement. For the avoidance of doubt, “Confidential Information” does not include information that can be determined, derived, or otherwise ascertained from the public protocols, networks, or other public features of any Digital Assets, including without limitation the identification of Asset Addresses linked to Wallets for the benefit of Customer and other similar transactional data.

“Contingency Service Provider” means a Person that is selected and used by BNY in the event of a contingency in connection with the settlement of transactions, holding of assets, and/or other provision of services hereunder, including any successors to, and/or nominee of, such Person.

“Customer” has the meaning set forth in the introductory paragraph.

“Credited Asset” means, with respect to any Account, a Supported Digital Asset which is credited to such Account in accordance with the terms of this Agreement.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website, the address of which is provided by BNY to Customer.

“Default Account” means a deposit account maintained with BNY for the account of Customer established concurrently with entry into this Agreement.

“Designated Asset Address” means, with respect to any Supported Digital Asset, an Asset Address maintained with an Authorized Counterparty for the benefit of Customer and specified in accordance with Section 3.1(d) to which, in the circumstances identified in Section 3.1(e), BNY may transfer such Supported Digital Asset.

“Digital Asset” or “Digital Assets” means Bitcoin, Ether, or other cryptocurrency or token.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Communication Systems” means such systems made available by BNY or a BNY Affiliate to Customer and its Authorized Persons, including those for the delivery of Push Notifications to Customer in accordance with Section 14.3.

“Electronic Signature” means an image, representation, or symbol inserted into an electronic copy of the Agreement by electronic, digital, or other technological methods.

“Force Majeure Event” shall have the meaning set forth in Section 11.3.

“Instructions” means, with respect to this Agreement, instructions issued to BNY by way of (a) one of the following methods (each as and to the extent specified by BNY in the Operating Procedures as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords, or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person.

“Intermediary” means any Digital Asset exchange or service provider duly licensed under United States law and engaged in the business in the United States of acting as an intermediary through which Persons may acquire or transmit Digital Assets or any bank or trust company or other service provider that engages in the business of holding Digital Assets in custody.

“Key” or “Keys” has the meaning set forth in Section 2.2(c).

“Loss” means, with respect to any Person, any loss, cost, expense, damage, or liability (including reasonable counsel fees and expenses, and any liability for indemnity) suffered or incurred by such Person as a result of a specified event or cause.

“Market Data” means pricing, valuations, or other commercially sourced data applicable to any Credited Asset.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY.

“Operating Procedures” means procedures governing the conduct and administration of services under this Agreement and/or Services under any applicable Service Schedule, as in effect from time to time and issued by BNY and available in accordance with Section 14.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph. “Person” or “Persons” means any entity or individual.

“Push Notification” means a notification broadcast through the Electronic Communication Systems as provided in Section 14.3.

“Programmatic Requirements” has the meaning set forth in Section 8.

“Receive”, “Received”, or “Receipt” means, with respect to any Digital Asset and Asset Address, that the public blockchain network associated with such Digital Asset reflects the receipt by BNY of the transfer of the Digital Asset at such Asset Address through a certain number of confirmations. Such certain number will be determined by BNY in its sole discretion.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders, and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Schedule” means any Service Schedule or Supported Digital Assets Disclosure Schedule.

“Secretary” has the meaning set forth in Section 8.

“Security Incident” shall have the meaning set forth in Section 4.7.

“Service” means, in connection with the services provided by BNY under this Agreement, an ancillary service provided by BNY or its Affiliates, for which Customer separately subscribes.

“Service Schedule” means, with respect to any Service, the schedule setting forth the terms and conditions under which BNY may provide such Service, as the same may be in effect from time to time and issued by BNY and available in accordance with Section 14.1.

“Standard of Care” has the meaning set forth in Section 11.1.

“Supported Digital Assets” means types of Digital Assets supported by BNY, in each case as may be approved from time to time by BNY and for which BNY has published a Supported Digital Assets Disclosure Schedule.

“Supported Digital Assets Disclosure Schedule” means, with respect to each type of Supported Digital Asset, a schedule specifying the technical requirements and parameters applicable to such type of Supported Digital Asset and/or setting forth the terms and conditions under which BNY supports such type of Supported Digital Asset, as in effect from time to time and issued by BNY and available in accordance with Section 14.1.

“Tax Obligations” means taxes (including without limitation taxes on income, capital gains or transactions), withholding, certification, and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax, and other related expenses.

“Third Party Data” has the meaning set forth in Section 7.4(a).

“Travel Rule” means 31 CFR 1010.410(e) and 31 CFR 1010.410(f), as amended, modified, updated, or replaced from time to time, which requires all financial institutions to pass on certain information to the next financial institution, in certain funds transmittals involving more than one financial institution.

“UCC” means the Uniform Commercial Code as in effect in the State of New York on the Effective Date.

“Wallet” or “Wallets” has the meaning set forth in Section 2.2(b).

The terms “entitlement holder”, “entitlement order”, “financial asset”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Article 8 of the UCC.

2.	CUSTODIAL SERVICES

2.1	Appointment of Custodian

(a)

Customer hereby appoints BNY to act as custodian of all Credited Assets and Cash to be held under, and in accordance with the terms of, this Agreement, and BNY hereby accepts such appointment. The Parties acknowledge and agree that: (i) subject to the terms hereof, Customer will remain the beneficial owner of the Credited Assets; and (ii) BNY’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement. For the avoidance of doubt, BNY shall have no liability or responsibility for any Digital Assets or for any activities, actions, inactions related thereto, prior to the time that such Digital Assets are received by BNY in accordance with Section 3 of this Agreement and qualify as Credited Assets hereunder.

(b)

Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY or the applicable Contingency Service Provider or subcustodian from time to time, including rates of interest and deposit account access.

2.2	Accounts and Wallets

(a)

BNY will establish and maintain one or more accounts in the name of the Customer on its books and records to which BNY will credit Supported Digital Assets as provided herein (each, an “Account,” and collectively, the “Accounts”).

(b)

BNY will establish and maintain one or more wallets for holding private cryptographic keys (each, a “Wallet,” and collectively, the “Wallets”) related to Asset Addresses identified to Customer in a Notice by BNY from time to time. Customer acknowledges and agrees that BNY owns and controls the Wallets for the benefit of its customer(s) and that, on Receipt of any Digital Asset at an Asset Address associated with a Wallet with the related private cryptographic keys, regardless of the Asset Address to which it is directed, BNY will have control and shall be the legal owner, for the benefit of its customer(s), thereof. Customer acknowledges and agrees that it has no direct claim to the Wallets or the related private cryptographic keys.

(c)

BNY will control and assume responsibility and liability for securing the private cryptographic keys necessary to receive or transfer Supported Digital Assets to or from the applicable Asset Address on the blockchain (each, a “Key,” and collectively, the “Keys”). Under no circumstance will Customer have access to or control the Keys.

2.3	Supported Digital Assets.

(a)

BNY’s services under this Agreement are only available with respect to those types of Digital Assets that it determines, from time to time and in its sole discretion, to be Supported Digital Assets. For the avoidance of doubt, Supported Digital Assets do not include Digital Assets, including tokens or coins, which result from or are otherwise associated with derivative, enhanced, or forked protocols, or Digital Assets which supplement or interact with Supported Digital Assets, until and unless BNY determines to support such Digital Assets.

(b)

If BNY determines to cease support for a Supported Digital Asset or to revise the applicable Supported Digital Asset Disclosure Schedule, it will provide Customer with a Push Notification ninety (90) days’ before (i) ceasing support for such Supported Digital Asset, or (ii) the effective date of any revision to the applicable Supported Digital Asset Disclosure Schedule. The period of notice will be less if such cessation or revision is required by court order, law, regulation, rule, or other similar requirement which in BNY’s judgment requires such cessation or revision to be effective with less notice, in which case the Push Notification will be provided in such shorter period as may be determined by BNY before the effective date of such cessation or revision.

2.4	Customer Use of Accounts and Wallets.

(a)	Customer will only use the Accounts and the Asset Address to receive or hold investments in Supported Digital Assets as permitted by, and consistent with, applicable law and will not use any Account:

(i)

To originate or receive third-party payments, other than transfers or receipts of Supported Digital Assets in respect of the exchange of Digital Assets or other assets held or to be held by Customer for investment or the acquisition or sale of Digital Assets in exchange for fiat funds.

(ii)	To receive, send, or store any Digital Assets other than Supported Digital Assets.

2.5	The New York Uniform Commercial Code

(a)

For all purposes under the UCC, BNY hereby agrees, and Customer acknowledges and agrees, that BNY: (i) is and will act as a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC with respect to the Accounts; (ii) will treat Supported Digital Assets accepted by BNY and credited to an Account as property which constitutes “financial assets”; and (iii) undertakes to treat Customer, the Person for whom an Account is maintained, as the “entitlement holder” entitled to exercise the rights that comprise the financial assets credited thereto.

(b)

Customer acknowledges and agrees that until and unless BNY has accepted a Supported Digital Asset for credit to the Account after the satisfactory completion of its review as provided in Section 3.1(b), BNY shall have no obligation to treat Customer as the “entitlement holder” with respect to such Supported Digital Asset or to accept Instructions for the disposition of such Supported Digital Asset other than as provided in Section 3.1(d).

3.	RECEIPT AND TRANSFER OF SUPPORTED DIGITAL ASSETS

3.1	Receipt, Transfer and Settlement

(a)	BNY has no obligation to credit any Supported Digital Asset to an Account until the Supported Digital Asset has been reviewed and accepted by BNY in accordance with the Operating Procedures.

(b)

BNY has no obligation to undertake to review and accept Supported Digital Assets for credit to an Account (i) unless such Supported Digital Assets are Received from an Authorized Counterparty, and (ii) unless BNY receives an Instruction, given before such Supported Digital Assets are Received from the Customer specifying the type and quantity of such Supported Digital Assets, the relevant Authorized Counterparties, and associated Asset Addresses from which such Supported Digital Assets will be Received, and such other information as BNY may require from time to time. BNY undertakes no duty or responsibility to review or accept Airdrops.

(c)

BNY has no obligation to undertake to transfer Credited Assets from an Account unless (i) such transfer is made to an Authorized Counterparty and associated Asset Addresses, (ii) BNY receives an Instruction from the Customer specifying the type and quantity of such Supported Digital Assets, the relevant Authorized Counterparties, Asset Addresses, and such other information as BNY may require from time to time, (iii) Customer has sufficient assets or Cash, in specie, to pay any relevant transfer, gas, or other fees for such transfer, and (iv) BNY is able to determine, in its sole but reasonable discretion, that that the Authorized Counterparty is fully compliant with applicable law, including without limitation, the Travel Rule. Customer acknowledges and agrees that the Authorized Counterparty must acknowledge that the Asset Address contained in the Instruction provided by Customer belongs to such Authorized Counterparty prior to the transmittal of any Supported Digital Asset by BNY. In the event the Authorized Counterparty fails to acknowledge such Asset Address, BNY will not be obligated to transfer any Supported Digital Asset to such Authorized Counterparty. Customer acknowledges and agrees that, unless otherwise agreed between the Parties in a Service Schedule, BNY: (i) will deliver or receive Digital Assets from or to an Account free of payment and will have no obligation to deliver or receive any Digital Assets against payment; (ii) will have no obligation hereunder to advance funds hereunder for the settlement or purchase of any Digital Asset; (iii) is not responsible hereunder for ensuring timely prepositioning of funds or Digital Assets for settlement of any transaction undertaken by Customer, whether on a DVP/RVP or any other basis; and (iv) will not be obligated to carry or record credit balances in any Account.

(d)

At all times during the term of the Agreement, Customer will ensure that BNY has a Designated Asset Address for each Supported Digital Asset on a basis consistent with the applicable Supported Digital Assets Disclosure Schedule and the Operating Procedures.

(e)

If BNY determines for any reason not to accept a Digital Asset for credit to an Account, including, without limitation, any Airdrop, such Digital Asset will not be credited to an Account and, to the extent permitted by applicable law and consistent with the reasonable technical capability of BNY, BNY may in its sole discretion upon an Instruction from Customer to transfer such Digital Asset to the Designated Asset Address or, if such Designated Asset Address does not support such Digital Asset, to an Alternative Address to be provided by Customer as soon as practicable through an Instruction, in either case at the expense of Customer. Notwithstanding the foregoing, Customer acknowledges and agrees that (i) BNY has no obligation to obey such Instruction, (ii) any transfer of Digital Assets to BNY that are not Supported Digital Assets may result in such Digital Assets being unretrievable, and (iii) BNY assumes no responsibility or liability whatsoever with respect to such Digital Assets.

3.2	Authorized Counterparties

(a)

Customer may from time to time furnish BNY with documentation in form acceptable to BNY specifying any Intermediaries and related Asset Addresses that Customer proposes to be Authorized Counterparties. Customer agrees to respond fully to requests for information by BNY with respect to proposed and existing Authorized Counterparties and Asset Addresses.

(b)	BNY reserves the right to refuse to approve a proposed Authorized Counterparty in its discretion, which discretion will be exercised in good faith and in a commercially reasonable manner.

(c)

BNY reserves the right to from time to time withdraw its approval of any Authorized Counterparty. If it does so, it will provide Customer with five (5) days’ Push Notification before such change unless the change is required by court order, law, regulation, rule, or other similar requirement or potential reputational risk for BNY which in BNY’s judgment requires such change to be made with a shorter period of notice or with no notice, or if circumstances make it impracticable for BNY to provide such Push Notification.

4.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

4.1	Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

4.2	Instructions

(a)

Except as otherwise expressly provided in this Agreement, BNY will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement, the Operating Procedures, and any applicable Schedule.

(b)

Customer will be responsible for ensuring that (i) only Authorized Persons issue Instructions to BNY and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)

Customer acknowledges and agrees that: (i) Customer is solely responsible for the accuracy of its Instructions, including, without limitation its entry of any Asset Addresses; (ii) BNY has no obligation to verify the accuracy of any Asset Address provided by Customer, even if an Approved Counterparty was specified in the Instruction; and (iii) transfers of Credited Assets from an Account are irreversible, therefore, any Credited Assets transmitted to an erroneous Asset Address may not be retrievable.

(d)

Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and acknowledges and agrees that, if Customer elects to use a means other than the Electronic Access Service, the means selected (i) may be less secure than the Electronic Access Service, (ii) will be deemed to be commercially reasonable, and (iii) Customer will be bound by the Instruction received thereby.

(e)

Where Customer may or is required to issue Instructions, Customer shall maintain and monitor a system of internal controls sufficient to provide reasonable assurance that Instructions will be issued by an Authorized Person.

(f)	BNY will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions and will be entitled to act and rely upon any Instruction received by BNY.

(g)

Any Instructions must include all information necessary (including as specified under the Operating Procedures and applicable Supported Digital Asset Disclosure Schedule) and must be delivered using such methods and in such format as BNY may require and be received within BNY’s established cut-off times and otherwise in sufficient time, to enable BNY to act upon such Instructions.

(h)

BNY reserves the right, as it in its discretion determines is necessary or appropriate, before executing any Instruction to confirm that the execution of the Instruction is consistent with the terms of this Agreement, the Operating Procedures, the applicable Schedule, and applicable law.

(i)

BNY may in its sole discretion delay acting upon any Instructions in respect of a Supported Digital Asset in accordance with Sections 3.1(a) or 3.1 (c) until it receives from (a) the sending Authorized Counterparty any Travel Rule message required by 31 CFR §§ 1010.410(f) or (b) the receiving Authorized Counterparty claims the Asset Address to which Customer has directed BNY to transfer a Credited Asset and provides a channel over which BNY may send to the receiving Authorized Counterparty the Travel Rule message required by 31 CFR § 1010.410(f).

(j)

BNY may in its sole discretion decline to act upon any Instructions that do not satisfy the requirements set forth in this Agreement, including without limitation, Sections 3, 4.2(g), and 9.1(b) or that conflict with applicable law or regulations or the Operating Procedures, operating policies and practices, in which event BNY will promptly notify Customer unless prevented from doing so by applicable law.

(k)

BNY may in its sole discretion decline to act upon or delay acting upon any Instruction in the event of a fork, any on-chain event, any change in protocol, or any other event over which BNY has no control, including, but not limited to, mechanical or electronic failure or market congestion, in which event and to the extent reasonably practicable, BNY will promptly notify Customer unless prevented from doing so by applicable law.

(l)

To the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any Loss arising out of its acceptance of a Instruction, its rejection of an Instruction or its failure to take action in accordance with the foregoing, and Customer shall indemnify and hold harmless BNY from and against all Losses resulting from any action by BNY on Customer’s Instruction (in addition and without limitation to any rights of indemnity BNY may otherwise have under this Agreement).

4.3	BNY Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY, without Instructions, to take any administrative or ministerial actions with respect to an Account that it deems reasonably necessary or appropriate to perform its obligations under this Agreement.

4.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

4.5	Electronic Access

(a)

Customer’s use of the Electronic Access Services in connection with this Agreement will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY will not be responsible or liable for the reliability or availability of any such service.

(b)

Customer agrees that the security procedures, if any, to be followed by Customer and BNY with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

4.6	Security; Access to Notices and Push Notifications

Customer is responsible for maintaining adequate security and control, and ensuring that its Authorized Person maintain adequate security and control, of any and all IDs, passwords, hints, personal identification numbers (PINs), non-custodial wallet keys, API keys, yubikeys, 2-factor authentication devices or backups, or any other codes that Customer uses to access the services provided by BNY. Any loss or compromise of the foregoing information and/or Customer’s Confidential Information may result in unauthorized access to the Accounts by third parties and the loss or theft of Digital Assets. Customer is responsible for keeping Customer’s email address and telephone number up to date in Customer’s profile in order to receive any notices and enrolling in the Electronic Communication System in order to receive Push Notifications that BNY may send Customer. BNY assumes no responsibility for any Loss that Customer may sustain due to compromise of login credentials due to no fault of BNY and/or failure to follow or act on any notices or Push Notifications that BNY may send to Customer.

4.7	Information Security.

(a)

BNY has implemented, and agrees to maintain, information security policies and programs consistent with industry guidelines and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (i) protect the privacy, confidentiality, integrity and availability against any reasonably foreseeable threats or hazards to the Customer’s Confidential Information and (ii) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information. This Section 4.7 shall survive the termination of this Agreement for so long as BNY is in possession of the Customer’s Confidential Information.

(i)

Administrative Safeguards. BNY has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation of any security incident.

(ii)

Physical Safeguards. BNY has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

(iii)

Technical Safeguards. BNY has implemented, and agrees to maintain, commercially reasonable technical safeguards that include, but are not limited to, (i) logical separation of Confidential Information on information systems, (ii) access controls to maintain appropriate segregation of duties and limit access to information resources on a need-to-know and least privileged basis, (iii) complex passwords at least seven characters in length, changed on a regular basis, and stored and transmitted in a secure manner, (iv) device and software management controls to guard against viruses and other malicious or unauthorized software, (v) information system and software patching consistent with manufacturer recommendations, (vi) intrusion detection and prevention systems to guard against unauthorized information system access, (vii) encryption of Confidential Information transmitted across unsecure or public networks including enforcement of Transport Layer Security for e-mail exchanged between BNY and the Customer, (viii) encryption of Confidential Information stored on mobile media, and mobile electronic devices, and (ix) audit logging that records user and system activities.

(iv)

Assessment & Remediation. The Customers, acting collectively through an authorized representative reasonably acceptable to BNY, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning BNY’s information security practices and safeguards and may visit facilities relevant to the services provided to the Customer, provided, however, that no such documentation may be copied or removed from BNY’s premises. BNY, as its sole expense, shall commission an independent penetration test of externally facing information systems that process Confidential Information on at least an annual basis, remediate any material findings within a commercially reasonable timeframe, and provide the Customer with copies of any relevant independent SOC 1 audits.

(v)

Security Incident Management & Breach Notification. BNY will notify the Customer, as promptly as reasonably possible under the circumstances, upon learning of a Security Incident (as defined below) involving the Customer’s Confidential Information. Security Incidents are defined as (1) the actual unauthorized access to or use of the Customer’s Confidential Information, or (2) the unauthorized disclosure, loss, theft or manipulation of the Customer’s Confidential Information that has the potential to cause harm to the Customer’s systems, employees, customers, information or brand name. Notification shall take the form of a phone call to the designated Customer contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of BNY representative that the Customer may contact to obtain updates. BNY agrees to keep the Customer informed of progress and actions taken to resolve the incident and cooperate with the Customer in any litigation or investigation arising from said incident. Unless such disclosure is mandated by law, the Customer in its sole discretion will determine whether to provide explicit notification to the Customer’s shareholders, customers or employees concerning incidents involving the Customer’s personally identifiable information relating to such persons.

5.	USE OF AGENTS

BNY may appoint agents, including BNY Affiliates, on such terms and conditions as it deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY from its obligations hereunder and BNY shall be responsible for the acts and omissions of any such Agent so employed as if BNY had committed such acts or omissions itself.

6.	BNY LIEN; SETOFF

6.1	BNY Lien; Further Assurances

(a)

In order to secure payment of Customer’s obligations (whether or not liquidated or matured) to BNY, relating to or arising under this Agreement or any other agreement with BNY, and in addition to any preference, lien or other rights and security interest to which BNY may be entitled under applicable law or any other agreement, Customer hereby pledges and grants to BNY, and agrees BNY will have to the maximum extent permitted by law, but (i) subject to any line of credit for the Customer of which BNY is advised and (ii) only to the extent of Customer’s obligation and only during the period such obligation is outstanding, a continuing first lien and security interest in: (i) all of Customer’s right, title and interest in and to all Accounts in Customer’s name and the Credited Assets now or hereafter credited to such Accounts (including proceeds thereof) but only to the extent of Customer’s obligation and only during the period such obligation is outstanding and (ii) Customer’s rights in any other property at any time held for Customer by, or obligation due to Customer from, BNY (including any interest or rights of Customer in any Digital Asset held by BNY in any Wallet); provided that Customer does not hereby grant a security interest in any assets issued by an affiliate (as such term is defined in Section 23A of the U.S. Federal Reserve Act, 12 USC 371c) of BNY.

(b)

Customer will take any additional steps required to assure BNY of such priority security interest, including notifying third parties or obtaining their consent. BNY will be entitled to sell assets in the Account to the extent necessary to obtain reimbursement. In this regard, BNY will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules, and regulations as then in effect as if Customer is in default.

6.2	Right of Setoff

In addition to the rights of BNY under applicable law, at any time when Customer has not honored any of its obligations to BNY, relating to or arising under this Agreement, BNY will have the right to retain or set-off against such obligations of Customer any funds or credit balance BNY or any BNY Affiliate may directly or indirectly hold for Customer, and any obligations (whether or not matured) that BNY or any BNY Affiliate may have to Customer in any currency provided however, that BNY must first provide prompt advance notice of such potential action to Customer. Any such funds of, or obligation to, Customer may be transferred to BNY and any BNY Affiliate in order to effect the above rights. Notwithstanding the foregoing, BNY shall have no rights of setoff as to any sums claimed to be owing hereunder but which are subject to a good faith dispute between BNY and the Customer.

6.3	Currency Conversion

BNY is hereby authorized to effect any necessary (a) currency conversions in order to exercise its rights under this Section 6 at BNY’s own rate of exchange then prevailing, or (b) exchanges of Digital Assets for fiat currency, including as provided in Section 3.1(e).

7.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA; Insurance

7.1	Statements

BNY will make available to Customer, through the Electronic Access Services or such other method as may be agreed upon by the Parties, a monthly statement reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month. Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY, notify BNY of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY of any such exceptions or objections at any time; provided, however, that BNY will not be responsible or liable for any Losses that could have been mitigated had such notice been provided during such ninety (90) day period.

7.2	Books and Records

BNY will identify on its books and records the Credited Assets held in the Accounts, which will be segregated on BNY’s books and records from BNY’s own property. Customer and its authorized representatives will have the right, at Customer’s own expense and with reasonable prior written notice to BNY, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY’s normal business hours and will be subject to BNY’s applicable security policies and procedures. BNY agrees that it will store all records on media designed to protect their usability, reliability, authenticity and preservation for as long as they are needed for the Customer to meet its recordkeeping obligations under this Agreement. BNY shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. BNY agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable and useable through any kind of system changes, for the entire period of the Fund’s recordkeeping obligations under this Agreement, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format. In the event the Customer learns of pending or imminent litigation or reasonably anticipates litigation and sends a legal hold notice to Custodian or in connection with such litigation the Customer requires documents or other information to be produced, Custodian agrees to cooperate with the Customer (i) to determine what if any relevant documents and information Custodian has that may be subject to the hold and to take reasonable steps to preserve that information, and (ii) to develop and implement a joint litigation response plan, at the request of the Fund. The reasonable cost of such steps incurred by Custodian shall be assumed by the Customer unless the subject matter of the litigation implicates BNY in a breach of its obligations under this Agreement, in which case Custodian shall be responsible for its own reasonable costs related to such legal holds, document production or other litigation responses. This Section 7.2 shall survive the termination of this Agreement.

7.3	Insurance.

BNY will obtain and maintain, at its sole expense, insurance coverage in such types and amounts as are commercially reasonable for the Services provided hereunder.

7.4	Third Party Data

(a)

Customer acknowledges that BNY will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY is entitled to rely without inquiry on all Third Party Data provided to BNY hereunder (and all Instructions related to Third Party Data), and BNY makes no assurances or warranties in relation to the accuracy, staleness or completeness of Third Party Data and will not be responsible or liable for any Losses incurred as a result of any Third Party Data that is inaccurate, stale or incomplete. BNY may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY to override its usual procedures and data sources or if BNY, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Supported Digital Assets.

(b)

Although statements and reports provided by BNY hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Credited Assets held pursuant to this Agreement, BNY does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time.

7.5	Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Affiliate or by a client of BNY, and BNY may receive compensation therefrom. By making investment vehicles available, BNY and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY will have no liability for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

8.	ANTI-MONEY LAUNDERING; SANCTIONS

(a)

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY to implement a customer identification program pursuant to which BNY must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account.

Accordingly, prior to establishing an Account, Customer will be required to provide BNY with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY to verify Customer’s identity. Customer acknowledges that BNY cannot establish an Account unless and until BNY has successfully performed such verification.

(b)

f Customer at any time holds assets on behalf of its customers through the Account and is either (i) a “financial institution” of a class required to by the Secretary of the Treasury (“Secretary”) to maintain appropriate procedures, including the collection and reporting of certain information, as required by the Secretary under 31 USC 5318(a)(2) (“Programmatic Requirements”), or (ii) is an entity subject to anti-money laundering or similar requirements under any other law of any jurisdiction, then (in either case):Customer has the responsibility to, and shall with reasonable diligence, satisfy any compliance requirement or obligation with respect to each of its customers under the Programmatic Requirements or any other applicable anti-money laundering laws or similar requirements.

(c)

Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY of Sanctions.

(d)

Customer acknowledges and agrees that, in connection with the services provided by BNY under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY. Customer (and not BNY) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its authorized participants that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities and to BNY where related to the services provided by BNY hereunder.

(e)

Customer will promptly provide to BNY such information as BNY reasonably requests in connection with the matters referenced in this Section 8, including: (i) information regarding the Accounts, (ii) the Assets, and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, to the extent known to Customer, (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY and provide assistance reasonably requested by BNY in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(f)

BNY may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 8. If BNY declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY will inform Customer as soon as reasonably practicable.

(g)

BNY represents and warrants that it is in compliance, in all material respects, with, and will continue to comply with, anti-money laundering laws and regulations applicable to it; BNY is a financial institution subject to the USA PATRIOT Act of 2001, as amended, (the “Patriot Act”) and that it has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the Patriot Act and the rules and regulations promulgated thereunder. Additionally, neither BNY nor any person or entity controlling, controlled by, or under common control with the BNY or for whom BNY is acting as agent or nominee is a country, territory, organization, person or entity named on the Office of Foreign Assets Control (“OFAC”) list maintained by the U.S. Treasury Department.

9.	COMPENSATION

9.1	Fees and Expenses

(a)

In consideration of BNY’s services provided hereunder, Customer will (i) pay to BNY the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended by mutual agreement between BNY and Customer and (ii) reimburse BNY for any out-of-pocket and incidental expenses incurred by BNY in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY within thirty (30) days of Customer’s receipt of the relevant invoice. Without limiting BNY’s other rights set forth in this Agreement, BNY may charge interest on overdue amounts at a rate then charged by BNY to its institutional custody clients in the relevant currency.

(b)

BNY reserves the right to charge any public network fees (including miner fees) to process a Supported Digital Asset, or any other, transaction on behalf or on the Instruction of Customer. Customer acknowledges and agrees that it is solely responsible for the correct specie of the transfer fee or other gas fee required to perform any transaction, and that BNY has no obligation to exchange or convert any Cash or other Supported Digital Asset for such transfer or gas fee. Any fee quoted by BNY may be stale by the time of transfer and subject to the pricing disclaimer in Section 11.2(i) and any relevant disclaimer in the fee schedule. BNY is not liable for any differences between any quoted fee and the actual fee or if the transfer does not occur because of insufficient fees, even if the insufficient fees were caused by the delay.

9.2	Other Compensation

(a)

Customer acknowledges that, as part of BNY’s compensation, BNY will earn interest on Cash balances held by BNY (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY’s compensation disclosures.

(b)

Where an error or omission has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such error or omission not occurred, any such gain will be solely for the account of BNY without any duty to report such gain to Customer.

10.	REPRESENTATIONS, WARRANTIES, COVENANTS AND CUSTOMER ACKNOWLEDGEMENTS

10.1	BNY

(a)

BNY represents and warrants that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)

BNY represents and warrants that it is conducting its business in material compliance with laws applicable to BNY in providing the services hereunder, and has obtained regulatory licenses, approvals and consents necessary to provide the services contemplated herein.

(c)

BNY represents and warrants that the Agreement has been duly authorized executed and delivered by BNY and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, and there is no statute, regulation, rule, order or judgment binding on it, and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement.

10.2	Customer

(a)	Customers represents, warrants, and covenants to BNY that:

(i)

(A) Customer is duly organized, validly existing and in good standing in its jurisdiction of organization; (B) Customer has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (C) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(ii)

Customer represents and warrants that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

(iii)

Except as otherwise acknowledged in writing by BNY, Customer is the sole beneficial owner of the Credited Assets, and such other property at any time held by BNY or any of its Affiliates for Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY), and that any lien or security interest granted hereunder to BNY will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute).

(iv)

Each time Customer gives an Instruction providing for a transaction in Digital Assets with an Authorized Counterparty, Customer will be deemed to have represented and warranted to BNY the information, including without limitation the name, street address, and Asset Addresses with respect to each such Authorized Counterparty disclosed to BNY is complete and accurate in all material respects.

(b)	Customer acknowledges and agrees that:

(i)

Customer acknowledges that the risk of loss in trading or holding Digital Assets, including the use of Digital Assets and any related networks and protocols, can be substantial. Customer has made its own suitability determination as to engaging in such activities and BNY makes no representations or warranties regarding the value of Digital Assets or the security or performance of any related network or protocol or recommendations as to whether to purchase or sell Digital Assets.

(ii)

Any transfer of Digital Assets to BNY that are not Supported Digital Assets may result in such Digital Assets being unretrievable and to that extent BNY assumes no responsibility or liability whatsoever with respect to such Digital Assets.

(iii)

None of BNY nor any of its Affiliates is a tax adviser and none of BNY nor any of its Affiliates will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

(iv)

Approval by BNY of any Authorized Counterparty shall not be deemed to be an endorsement or validation of such Authorized Counterparty by BNY and Customer shall be solely responsible for its decision to transact with such Authorized Counterparty.

(v)

BNY does not own or control the underlying software protocols or blockchain networks for any Digital Assets and is not responsible for their design or the means by which consensus is achieved on such networks.

(vi)

BNY is not able to determine independently of the consensus achieved by the underlying software protocols or on the blockchain network the adequacy of the entitlement to, the validity or genuineness of, any Digital Assets received by it or delivered by it pursuant to this Agreement.

(vii)	BNY makes no guarantee of the functionality, security, or availability of the underlying software protocols or networks for any Digital Assets.

(viii)	BNY has no obligation:

(A)	to credit any Supported Digital Asset to an Account until the Supported Digital Asset has been reviewed and accepted by BNY;

(B)	with respect to any Supported Digital Asset after such Supported Digital Asset is, pursuant to an Instruction, withdrawn from an Account and transferred to an external Asset Address;

(C)	to inquire into, make recommendations, supervise, or determine the suitability of any transactions specified in, or to otherwise question any, Instructions;

(D)	to review or accept Airdrops;

(E)

To monitor the Credited Assets to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations, or market practice, or provisions in the white paper, any smart contract, or any other requirement associated with any Digital Asset.BNY has no duty to notify Customer of on-chain events or any other on-chain matter, whether or not likely to, affect the utility, value or security of any Credited Assets; or

(F)	With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale, or distribution of the shares of, or interests in, Customer.

(ix)	BNY has no duty to cause the exercise of any right that may be exercised or alternate courses of action that may be taken with respect to Credited Assets in connection with an on-chain event.

(x)	BNY has no responsibility or liability for failing to solicit or comply with Instructions with respect to an on-chain event.

(xi)	The protocols associated with any Digital Asset may:

(A)

cause a Digital Asset transferred to an Asset Address not, given the limitations of BNY’s systems and technology, to be visible to BNY or subject to its control, and that BNY is not responsible for monitoring or otherwise interacting with any such Digital Asset on behalf of Customer; and

(B)

be subject to forks that may materially affect the value, function, or other attributes of the Supported Digital Assets credited to an Account or Digital Asset transferred to an Asset Address and that:

(1)

in the event of a fork, BNY may temporarily or permanently suspend any affected Supported Digital Assets, without advance notice to Customer, and may in its sole discretion decide whether or not to support or cease supporting any branch of the forked protocol; and

(2)	BNY assumes no responsibility whatsoever in respect of an unsupported branch of a forked protocol.

11.	LIABILITY

11.1	Standard of Care

The duties and responsibilities of BNY under this Agreement shall be limited to those expressly set forth in this Agreement any amendments hereto and any service level agreement agreed upon between the parties. No implied duties may be imputed to BNY by the terms of this Agreement or otherwise. In performing its duties under this Agreement, BNY will exercise the standard of care and diligence that a peer financial institution acting as professional custodian of digital assets would observe in these affairs and shall perform its duties without negligence, fraud, bad faith or willful misconduct taking into account the prevailing rules, practices, procedures and circumstances applicable to said custodian in the performance of the duties set forth in this Agreement (“Standard of Care”). BNY shall not be absolved of liability for any of its acts or omissions in connection with any services performed pursuant to this Agreement if such actions or omissions failed to satisfy the Standard of Care set forth in the preceding sentence.

11.2	Limitation of Liability

(a)

BNY’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care In no event will BNY, its Affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY has been advised of the possibility of such losses or damages). In no event BNY, its Affiliates and service providers, or any of their respective officers, directors, agents, employees or representatives, be liable in aggregate for any amount greater than the U.S. Dollar value of the Credited Assets lost.

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY be liable for any Losses arising out of any of the following:

(i)	BNY’s reliance on Instructions given by Customer in accordance with this Agreement;

(ii)	BNY’s receipt or acceptance of fraudulent or invalid Digital Assets or any Digital Assets that are not Supported Digital Assets;

(iii)

BNY’s review or non-acceptance of any Supported Digital Assets as described in Section 3.1(b), including but not limited to delay of Customer to issue Instructions with respect to such Supported Digital Asset pending the completion of such review.

(iv)	BNY’s approval, refusal, or withdrawal of approval with respect to any Authorized Counterparty as described in Section 3.2.

(v)

As to any matter with respect to which BNY is required to act only upon the receipt of Instructions, (A) BNY’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 4.2(g), whether or not BNY acted upon such Instructions;

(vi)	BNY’s receipt or transmission of any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vii)	Customer’s use of any Accounts on a basis inconsistent with Section 2.4;

(viii)

BNY’s disposition of any Supported Digital Asset or any other Digital Asset as provided in Section3.1(e), including without limitation (A) provided such Digital Asset was sold on an established exchange for Digital Assets, any failure to receive best execution therefor, or (B) the imposition of any Tax Obligations in connection with the disposition of such Digital Asset; The insolvency of any Person, including any Service Provider, Digital Asset exchange or trading facility, or counterparty to the settlement of a transaction;

(ix)	Any Tax Obligations of Customer or any Losses of Customer in relation to Tax Obligations;

(x)	BNY’s delay in acting, or declining to act, upon Instructions as described in Sections 4.2; or

(xi)	Customer’s or an Authorized Person’s decision to invest in Digital Assets or to hold Cash in any currency.

(c)

Customer acknowledges and agrees that, to the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any Losses arising out of, the operation of any protocols or networks, including any Losses resulting from delays in the processing or validation of transfers of Supported Digital Assets on a protocol or network, BNY’s inability to retrieve or otherwise deal with any

Digital Asset delivered to BNY without authority hereunder, any hacking or manipulation on any protocols or networks, any on-chain events, or any loss of, or inability of BNY to access or transfer, any Digital Asset other than as a result of (i) the unauthorized transfer of a Credited Asset by BNY, or (ii) the disclosure by BNY of any private Key with respect to an Credited Asset in breach of the Standard of Care, or (iii) delays in BNY’s own processing of an Instruction in breach of the Standard of Care.

(d)

BNY may in its sole discretion transfer affected Digital Assets in accordance with Section 3.1(d)). To the fullest extent permitted by law, BNY is not responsible for, and in no event will BNY be liable for any losses or damages arising out of the foregoing and Customer shall indemnify and hold harmless BNY from and against all losses, costs, expenses, damages, and liabilities (including reasonable counsel fees and expenses) resulting from any action by BNY on Customer’s Instruction involving an unsupported branch of a forked protocol or tokens or coins associated therewith (in addition and without limitation to any rights of indemnity BNY may otherwise have under this Agreement).

(e)

Customer acknowledges that: (i) BNY does not provide investment, tax, or legal advice, including with regard to the suitability or value of any Supported Digital Assets; (ii) that BNY has no liability regarding any selection of any Supported Digital Asset that is held by Customer through the Accounts; and (iii) Customer is solely responsible for all transactions in Supported Digital Assets hereunder, which will be executed based on Instructions from Customer.

(f)

If BNY is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY will not be liable for acting in accordance with such advice so long as its actions are consistent with the Standard of Care.

(g)

Customer acknowledges that, in performing its duties and responsibilities under this agreement, so long as BNY has acted materially withing BNY’s then existing standards and policies applicable to such duties and responsibilities, including, without limitation, applicable Operating Procedures and Schedules, BNY will be deemed to have met the Standard of Care and Customer will not claim that any Losses arise from BNY’s failure to meet the Standard of Care; provided, that. such standards and procedures are: (i) of the type that Customer has been made aware of or should be aware of due to its course of dealing with BNY; and (ii) meet the standards that would be expected of a peer financial institution acting in the capacities set forth in this agreement, which shall at a minimum require BNY to act without negligence, bad faith or willful misconduct.

(h)	Unless otherwise agreed in writing by the parties, BNY has no obligation to provide any staking services, and Customer agrees it may not stake any Supported Digital Assets held in the Account.

(i)	Customer acknowledges and assumes sole responsibility for the following:

(i)

This agreement and other related information provided by BNY to Customer cannot and does not disclose all of the risks, associated with Digital Assets, Customer is responsible for understanding those risks and understands and agrees, except as specifically provided herein, that informing Customer of such risks is not a duty or responsibility of BNY;

(ii)	The price and liquidity of Digital Assets has been subject to substantial fluctuations in the past and may be subject to similar fluctuations in the future;

(iii)

Digital Assets are not legal tender, are not backed by the government, and Account and the Supported Digital Assets accepted into the Account are not considered deposits under the applicable law and are not subject to deposit insurance protection, including, but not limited to, Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections;

(iv)	legislative and regulatory changes or actions at the State, Federal, or international level may adversely affect the use, transfer, exchange, and value of Digital Assets;

(v)	transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable;

(vi)	some Digital Assets transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that the customer initiates the transaction;

(vii)

the value of Digital Assets may be derived from the continued willingness of market participants to exchange fiat currency for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Assets should the market for that Digital Assets disappear;

(viii)	there is no assurance that a person who accepts a Digital Assets as payment today will continue to do so in the future;

(ix)	the volatility and unpredictability of the price of Digital Assets relative to fiat currency may result in significant loss over a short period of time;

(x)	the nature of Digital Assets may lead to an increased risk of fraud or cyber attack; and

(xi)	the nature of Digital Assets means that any technological difficulties experienced by BNY may prevent the access or use of Customer’s Digital Assets.

11.3	Force Majeure

BNY will not be responsible or liable for any failure, suspension of operations, interruption of service, or delay in the performance of its obligations under this Agreement, to the extent caused directly or indirectly by any natural disasters, fire, acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, including but not limited to cyber-related terrorism, hacking, general civil unrest, actual or threatened epidemics, disease, act of any government, governmental authority or police or military authority, declared or threatened state of emergency, legal constraint, the interruption, loss or malfunction of utilities or transportation, communications or computer systems, or any other similar events beyond its reasonable control. BNY will use commercially reasonable efforts to minimize the effect of any such events (“Force Majeure Event”) provided, however, that in the event of a failure to perform, BNY shall use its commercially reasonable efforts to resume performance and mitigate the effects of any such failure to perform or to mitigate the damages contemplated by this Section 11.3 when it is reasonably able to do so and further provided that BNY shall be liable for any loss to the Customer to the extent that BNY fails to maintain or keep updated the business continuity plan contemplated in Section 14.6 and such failure causes a loss to the Customer. If BNY is prevented from carrying out its obligations under the Agreement as a result of a Force Majeure Event for a period of 30 days, the Customer may terminate the Agreement by giving BNY not less than 30 days’ notice, without prejudice to any of the rights of any party accrued prior to the date of termination; provided, however, that if the Force Majeure Event is a regional wide or market wide event that has similarly affected substantially all other providers of services to funds substantially similar to the services provided hereunder in such region or market, the Customer’s termination right shall only arise at such time that two (2) or more of such providers are reasonably able and have begun to recommence the provision of such services. If BNY recommences the provision of the affected services in all material respects prior to the exercise by the Customer of its termination right, such termination right shall lapse if BNY gives notice to the Customer that it has done so (and it has in fact so recommenced the provision of services) and the Customer has not already provided notice of termination prior to such notice by BNY that it has recommenced the services in all material respects.

11.4	Indemnification

Customer will indemnify and hold harmless BNY from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY arising out of or relating to BNY’s performance under this Agreement except to the extent resulting from BNY’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY in its successful defense of claims that are asserted by Customer or by third parties against BNY arising out of or relating to BNY’s performance under this Agreement.

12.	CONFIDENTIALITY

12.1	Confidentiality Obligations

(a)

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party.

(b)

Notwithstanding the foregoing, BNY may (and Customer consents to): (i) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its Affiliates and joint ventures and their service providers that are subject to confidentiality obligations (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (ii) disclosure of Customer’s Confidential Information to BNY Affiliates and joint ventures and to its and their service providers or any other person that BNY reasonably believes is required to receive such information in connection with BNY’s provision of relevant services under this Agreement, including, without limitation, any Authorized Counterparty, agent, or Contingency Service Provider, who are subject to confidentiality obligations, (iii) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers; and (iv) permit service providers to identify transaction to or from the Wallets as being for the account of BNY. BNY shall not market, lease, sell or otherwise use aggregated data that includes Customer’s Confidential Information to generate revenue from another client or customer of BNY or its affiliates. BNY may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data and may use such aggregated data in regulatory reports and/or marketing materials prepared for BNY’s shareholders, other clients or potential clients, provided that BNY shall not distribute the aggregated data in a format that identifies Customer. BNY may use the aggregated data to research, develop and test new products and services in connection with the services provided under this Agreement. In connection with the offering of any products or services that would use the aggregated data, BNY will first seek the express written consent of Customer before BNY can market, lease, sell otherwise commercially offer such products or services using aggregated data that includes Customer’s Confidential Information to generate new revenue or other consideration or charge additional fees for such future products or services from Customer or another client or customer of BNY. Notwithstanding the foregoing, unless such information regarding Customer and the Accounts is aggregated and anonymized, no such consent is provided for disclosure of information regarding Customer and the Accounts to affiliates and subsidiaries of BNY operating as a registered investment manager or adviser to funds, other collective investment vehicles, separate accounts or other investment management products

12.2	Exceptions

The Parties’ respective obligations under Section 12.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that can be derived from or through the public protocols or networks for, or any other public features of, any Digital Asset; (c) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (d) that is independently developed by the receiving Party without reference to such information; (e) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (f) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

13.	TERM AND TERMINATION

13.1	Term

(a)

The term of this Agreement will commence on the Effective Date and unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern Time) on the date which is 5 years after the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)

Renewal. This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Customer or BNY gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Initial Term or Renewal Term, as applicable.

13.2	Termination

(a)

If the Customer or BNY materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern Time) on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non Defaulting Party shall not constitute a waiver by the Non Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(b)

Notwithstanding any other provision of this Agreement, a party to this agreement (the “Solvent Party”) may, in its sole discretion, terminate this Agreement immediately by sending notice thereof to the other party (the “Insolvent Party”) upon the happening of any of the following: (i) the Insolvent Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Insolvent Party any such case or proceeding; (ii) the Insolvent Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Insolvent Party or any substantial part of its property or there is commenced against the Insolvent Party any such case or proceeding; (iii) the Insolvent Party makes a general assignment for the benefit of creditors; or (iv) the Insolvent Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. The Solvent Party may exercise its termination right under this Section 13.2 at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by the Solvent Party of its termination right under this Section 13.2 shall be without any prejudice to any other remedies or rights available to the Solvent Party and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 14.9 below, notice of termination under this Section 13.4 shall be considered given and effective when given, not when received.

(c)

Notwithstanding anything in this Section 13.2 or elsewhere to the contrary, BNY may terminate this Agreement immediately upon notice to the Customer if: (i) the Customer fails to meet its material obligations under Sections 8 of this Agreement; (ii) BNY determines, in its sole but reasonable discretion, that continuing to provide the services hereunder would subject it to regulatory, legal or reputational risks which it is not otherwise aware of as of the date of the execution of this agreement; (iii) or such termination is required by court order, law, regulation, rule, regulation, regulatory mandate or other similar requirement which in BNY’s judgment requires termination.

13.3	Effect of Termination

(a)

Upon termination hereof, Customer will pay to BNY such compensation as may be due to BNY, and will reimburse BNY for other amounts payable or reimbursable to BNY hereunder, through the date of termination.

(b)

If any Credited Assets remain in any Account after termination, Customer shall give Instructions to BNY for the transfer of all such Credited Assets from the Accounts as soon as practicable in accordance with the Operating Procedures, but in any event by no later than five (5) days following termination. Incremental Transfers of Digital Assets into the Account are not permitted.

(c)

BNY will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Credited Assets and other items; provided that (i) BNY will have no responsibility or liability for shipping and insurance costs associated therewith and (ii) full payment has been made to BNY of its compensation, costs, expenses and other amounts to which it is entitled hereunder.

(d)

The terms of this Agreement (including the terms relating to fees payable to BNY) will continue to apply from day to day until all Credited Assets and Cash are transferred in accordance with this Section, except that no additional Digital Assets or Cash will be accepted by BNY or any Service Provider after such date, and Customer agrees not to transfer any Digital Asset to BNY, other than with BNY’s express prior consent, and Customer will have a continuing obligation to provide BNY as soon as possible with the details of the Authorized Counterparty or Authorized Counterparties, with applicable Asset Addresses, to whom any remaining Credited Assets are to be transferred.

13.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 10 (Representations, Warranties and Covenants); Section 11 (Liability); Section 12 (Confidentiality); Section 13.3 (Effect of Termination); Section 13.4 (Survival) and Section 14.5 (Governing Law/Forum).

14.	MISCELLANEOUS

14.1	Operating Procedures and Schedules

(a)

Operating Procedures are available, as in effect and as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue amended Operating Procedures that, upon their effective date, will supersede any preceding Operating Procedures. Customer shall be deemed to acknowledge its acceptance of, and to agree to, any such amendment by not closing and/or by continuing to use the Accounts after the effective date of such amendment.

(b)

BNY may offer Services that are incidental to and supplement the services provided under this Agreement. Each Service will be described, and the terms and conditions (including compensation) applicable to a subscription to such Service will be set forth, in a Service Schedule available, as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue an amendment to a Service Schedule that, upon its effective date, will supersede any preceding version of such Service Schedule. If Customer has subscribed to the relevant Service, Customer shall be deemed to acknowledge its acceptance of, and to agree to, any such amendment by not closing and/or by continuing to use such Service after the effective date of such amendment.

(c)

When BNY determines to support a particular type of Digital Asset as a Supported Digital Asset, it will issue a Supported Digital Asset Disclosure Schedule with respect to such Supported Digital Asset. Such Supported Digital Asset Disclosure Schedule, as the same may be amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. BNY may, from time to time, issue an amendment to a Supported Digital Asset Disclosure Schedule as provided in Section 2.3(b).

(d)

Each of Customer and BNY are bound by any Operating Procedures, Service Schedules for Services subscribed to by Customer, Supported Digital Asset Disclosure Schedules, and, on the effective dates thereof, any amendments thereto, in the same manner as it is bound by the provisions of this Agreement.

14.2	Amendment

(a)

Except as provided in Section 14.2(a), this Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

(b)

Solely with respect to amendments made applicable to all or substantially all customers of BNY’s Digital Asset Custody services, or other Services, of the type covered by this Agreement, and which do not have a material adverse impact solely on Customer, this Agreement may be modified by BNY effective on the thirtieth (30th) day after a Push Notification. Customer shall be deemed to acknowledge its acceptance of, and agree to any such amendment by not closing and/or by continuing to use the Accounts after the effective date of such amendment. The form of this Agreement, as it may be amended from time to time, will be provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer. For the avoidance of doubt, any amendments to this Agreement which only impact Customer, would follow the terms set forth in Section 14.2(a) above.

14.3	Push Notifications

(a)

Customer will be responsible for enrolling its designated Authorized Persons in the Electronic Communication System. BNY will broadcast Push Notifications using the Electronic Communication System. Whether or not a designated Authorized Person or Authorized Persons of Customer are enrolled in the Electronic Communication System or have actually received notice of such Push Notification, Customer will be deemed to have received a Push Notification on the date of its broadcast on the Electronic Communication System.

(b)

If at any time BNY issues any amendment to this Agreement as provided in Section 14.2(b), issues or reissues Operating Procedures as provided in Section 14.1(a), or any Schedule (or any amendment thereto) as provided in Section 2.3(b) or Section 14.1(b), BNY will broadcast a Push Notification on the Electronic Communication System.

(c)

Whether or not Authorized Persons of Customer are enrolled in the Electronic Communication System or actually receive notice of such Push Notification, Customer will be deemed to have received a Push Notification broadcast on the Electronic Communication System and, on the effective day of such issuance.

14.4	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise); provided, however that BNY may, without the prior written consent of Customer, assign this Agreement or any of its rights, or delegate any of its duties hereunder: (a) to any BNY Affiliate; (b) to any successor to the business of BNY to which this Agreement relates, in which event BNY agrees to provide notice of such successor to Customer or (c) as otherwise permitted in this Agreement. Any purported assignment or delegation by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns.

14.5	Governing Law/Forum

(a)

The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the UCC and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

14.6	Business Continuity/Disaster Recovery

(a)

BNY shall provide internally, or shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY shall, at no additional expense to the Customer, take reasonable steps to minimize service interruptions. Provided BNY Mellon has acted with the reasonable care and due diligence of persons acting in a similar capacity and maintains the business continuity plan contemplated in this section of the Agreement and further provided such loss of data or service interruption caused by equipment failure is not caused by BNY’s failure to meet the Standard of Care set forth in Section 11.1 of this Agreement in the performance of its duties under this Agreement, BNY shall have no liability with respect to the loss of data or service interruptions caused by equipment failure. Summaries of Custodian’s disaster recovery and business resiliency/continuity plans (“DR Plans”) pertinent to the services provided hereunder, which shall address Custodian’s ability to render services under this Agreement during and after a significant business disruption, including the availability to Custodian of back-up services and redundancies, will be provided to the Customer. Custodian reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise Custodian’s ability to maintain services in accordance with this Agreement.

(b)

Upon written request of the Customer, Custodian agrees to report to the Customer on its business continuity policy which may include an annual presentation on its business continuity procedures. Custodian’s DR Plans shall be tested no less than annually with the ability of the Customer to participate in the testing unless impracticable. BNY shall provide the Customer with summary results of such testing on an annual basis and, where unsuccessful tests or significant issues related to the services provided hereunder arise, provide sufficient evidence of remediation or resolution. Custodian agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Customer or their designee upon Custodian becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services hereunder. In the event of a material business disruption associated with the services outlined in this Agreement, Custodian agrees to cooperate with the Customer or their designee in responding to, resolving, and/or recovering from the disruption. The occurrence of a Force Majeure Event will not relieve Custodian of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein. In the event of a service disruption, once normal service has been restored, Custodian will promptly complete a root cause analysis report and email it to the Customer or their designee. The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions Custodian will implement to ensure the disruption does not re-occur.

(c)

BNY is entitled to utilize Contingency Service Providers as it deems necessary for the performance of services hereunder in the event of a contingency that impairs BNY’s ability to perform such service directly. BNY’s liability for the activities of any Contingency Service Provider under this Agreement will be limited to the extent resulting directly from BNY’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Contingency Service Provider.

14.7	Audit Rights.

(a)

Upon thirty (30) days’ written notice and not more frequently than once in any twelve month period, the Customer or its designee may, subject to Custodian’s reasonable security and confidentiality requirements, inspect and/or conduct site visits to (i) review and assess relevant independent SOC 1 audits provided by Custodian evaluating Custodian’s processes and controls for any procedures relevant to the services, (ii) review and assess a summary of BNY or an Affiliate’s disaster recovery and business continuity plans, and (iii) review and assess the BNY’s compliance with this Agreement including, without limitation, the assessment of fees and possible overpricing and overcharging and the allocation of income and proceeds to the Customer. BNY agrees to cooperate with the Customer’s audit and provide reasonable assistance and access to information. Any such audit shall not unreasonably disrupt Custodian’s ability to provide services to other clients in the course of its normal business.

(b)

Costs of any audits conducted under the authority of this right to audit and not addressed elsewhere will be borne by the Customer. Any adjustments and/or payments that must be made as a result of any such audit or inspection of BNY’s invoices and/or records, including for any overpricing or overcharging by BNY, shall be made within a reasonable amount of time (not to exceed 90 days) from presentation of the Customer’s findings to BNY. Custodian shall not be entitled to reimbursement or repayment by the Customer or its affiliate for any costs or expenses incurred as a result of their efforts to comply with obligations under this Section 14.7.

(c)

Custodian shall not be required to provide access to any systems or data or records that are not directly related to the provision of services to the Customer and in no event shall such reviews include any systems, data or other information relating to other clients of Custodian or any proprietary or confidential information of Custodian or require Custodian to disclose any information that would or might result in the waiver of any attorney-client privilege or other confidentiality privilege.

Any such review shall not unreasonably disrupt BNY’s ability to provide services to other clients in the course of its normal business. The Customer and its internal and external professional advisors shall be required to comply with Custodian’s reasonable security requirements. Upon Custodian’s reasonable request, prior to access to Custodian’s personnel, agents, consultants, contractors, subcontractors, data, facilities and systems, each such person shall be required to sign a confidentiality agreement with Custodian that requires such person to meet the reasonable confidentiality requirements of Custodian.

14.8	Mandatory Changes.

The parties agree that any new costs, fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees in relation to those charged by Custodian to its other clients.

14.9	Data Ownership.

The parties agree that any and all proprietary data provided by the Customer and including nonpublic account data generated by Custodian pursuant to the provision of services under this Agreement (but excluding Custodian’s proprietary data and third party data governed by a license agreement or similar written agreement) shall be owned exclusively by the Customer.

14.10	Service Level Agreements.

BNY and the Customer may from time to time agree to document the manner in which they expect to deliver and receive the services contemplated by this Agreement. In such event, each party will perform its obligations in accordance with any service levels that may be agreed upon by the parties in writing from time to time, subject to the terms of this Agreement.

14.11	Excluded Parties.

It is expressly acknowledged and agreed that the obligations of the Customer hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Customer, personally, but shall bind only the property of the Customer. The execution and delivery of this Agreement have been authorized by the Customer and signed by an officer of the Customer, acting as such, and neither such authorization nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Customer.

14.12	Sovereign Immunity

To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer irrevocably agrees not to claim, and it hereby waives, such immunity.

14.13	Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

14.14	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions) and Push Notifications, as specified in Sections 2.3(b), 3.2(c), 14.1, 14.2(a), and 14.3, notices given hereunder will be: (a) addressed to BNY or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

14.15	Entire Agreement

(a)

This Agreement, the Operating Procedures and any applicable Schedules constitute the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merge, integrate and supersede all prior and contemporaneous discussions, agreements, and understandings between the Parties, whether oral or written, with respect to such matters. The performance by BNY hereunder and the obligations of each Customer shall be subject to, and bound by, as appropriate, this Agreement (as amended from time to time, and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer), as may be supplemented by the Operating Procedures (as amended from time to time and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer), any applicable Service Schedules (as amended from time to time available here) and the Supported Digital Assets Disclosure Schedules (as amended from time to time and provided to Customer and/or posted on a website, the address of which is provided by BNY to Customer).

(b)

It is intended that the Agreement, the Operating Procedures, and the Schedules will together govern the relationship between BNY and Customer. If there is a conflict between this Agreement (including this Agreement as amended pursuant to Section 14.3) and the Operating Procedures or any applicable Schedules, this Agreement controls (except as to any Service that is specifically excluded under the Agreement). If there is a conflict between the Operating Procedures and the Schedules, the Operating Procedure controls.

14.16	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

14.17	Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email.

14.18	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

14.19	No Waiver

No failure or delay by a Party to exercise any right, remedy, or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision.

14.20	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

14.21	Severability

If at any time any provision of this Agreement becomes, or is deemed by an authority of competent jurisdiction to be, invalid, unenforceable or contrary to applicable law, neither the legality, validity or enforceability of the remaining provisions of the Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired by such provision. In such case, the Parties will negotiate in good faith to replace each illegal, invalid, or unenforceable provision with a valid, legal, and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON		INVESCO GALAXY ETHEREUM ETF TRUST

By:	/s/ Gerard Connors	By:	/s/ Rudolf E. Reitmann
Name:	Gerard Connors	Name:	Rudolf E. Reitmann
Title:	Senior Vice President	Title:	Global Director – Passive & UIT Ops Del.

Date:	9/4/2026	Date:	11/6/2026

Address for Notice:		Address for Notice:

The Bank of New York Mellon		INVESCO GALAXY ETHEREUM ETF TRUST

Attention: _____________________		Attention: _____________________